(Letterhead of Leonard W. Burningham, Esq.)

November 3, 1997


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of United States Mining & Exploration, Inc., a Utah corporation (the "Registrant"), SEC File No. 002-97690-D, to be filed on or about November 3, 1997, covering the registration and issuance of 276,410 shares of common stock to two individual consultants


Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                   Sincerely yours,

                                   /s/ Leonard W. Burningham

cc:    United States Mining & Exploration, Inc.



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